Exhibit 99.1
Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08
Bermuda
t. 441.299.9375
www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports Second Quarter 2007 Net Income of $32.8 Million and Operating Income of $46.7 Million

Hamilton, Bermuda, August 9, 2007 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or the “Company”) reported net income of $32.8 million, or $0.47 per diluted share, for the quarter ended June 30, 2007 compared to net income of $44.5 million, or $0.60 per diluted share, for the second quarter of 2006, a decline of 26% and 22%, respectively. The decline in net income was due to $12.7 million, or $0.18 per diluted share, of after-tax unrealized losses on derivatives in the second quarter of 2007 versus a gain of $4.3 million, or $0.06 per diluted share, in the second quarter of 2006.  The increase in unrealized losses on derivatives is principally due to the decline in the market value of subprime mortgage-backed securities and pooled corporate obligations resulting from the widening of credit spreads during the quarter and is not the result of rating downgrades or defaults on transactions guaranteed by Assured.

Operating income, a non-GAAP financial measure, for the second quarter of 2007 rose to $46.7 million, or $0.68 per diluted share, compared to operating income of $41.0 million, or $0.55 per diluted share, for the second quarter of 2006, up 14% and 24%, respectively.  See “Explanation of Non-GAAP Financial Measures” below for an explanation of operating income and other non-GAAP financial measures referenced in this press release.   The growth in operating income reflects higher financial guaranty direct net earned premiums and consolidated net investment income, partially offset by increased total expenses.  The growth in operating income per diluted share was due to the 14% growth in operating income combined with the 7% decline in average diluted shares outstanding compared to the prior period that resulted from the Company’s $150 million share repurchase completed in the fourth quarter of 2006.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. commented, “Assured had another strong quarter reflecting our continued success in building our financial guaranty direct franchise.  We also achieved one of our longest-standing goals: receiving a Aaa insurance financial strength rating for Assured Guaranty Corp. and Assured Guaranty (UK) Ltd. from Moody’s Investors Service in July 2007.  The receipt of this rating at a time of significant stress in the credit markets affirms our prudent approach to credit and risk management.”

To assist analysts and investors in evaluating Assured’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of gross written premiums (PVP), net present value of estimated future installment premiums in force, and adjusted book value.

Analysis of Net Income(1)
($ in millions)

	2Q-07	2Q-06	% Change
Net income	$32.8	$44.5	(26)%
Less: After-tax realized losses on investments	(1.3)	(0.8)	63%
Less: After-tax unrealized (losses) gains on derivatives	(12.7)	4.3	NM
Operating income	$46.7	$41.0	14%

Weighted average shares outstanding (in millions):
Basic	67.8	73.6	(8)%
Diluted	69.2	74.4	(7)%

Per Diluted Share(1)

	2Q-07	2Q-06	% Change
Net income	$0.47	$0.60	(22)%
Less: After-tax realized losses on investments	(0.02)	(0.01)	100%
Less: After-tax unrealized (losses) gains on derivatives	(0.18)	0.06	NM
Operating income	$0.68	$0.55	24%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

New Business Production:

Analysis of Present Value of Gross Written Premiums (PVP)(1)
($ in millions)

Gross written premiums (GWP) analysis:

Present value of GWP (PVP)(2)	2Q-07	2Q-06	% Change
Financial guaranty direct:
U.S. structured finance	$60.1	$41.0	47%
International	28.6	51.8	(45)%
U.S. public finance	15.4	6.0	157%
Total financial guaranty direct	104.0	98.8	5%
Financial guaranty reinsurance	21.3	49.6	(57)%
Total PVP	125.3	148.4	(16)%
Less: Financial guaranty installment premium PVP	72.9	70.8	3%
Upfront financial guaranty GWP	52.4	77.6	(32)%
Plus: Financial guaranty installment GWP	35.8	32.5	10%
Financial guaranty GWP	88.2	110.1	(20)%
Plus: Mortgage guaranty segment GWP	0.5	1.2	(58)%
Plus: Other segment GWP	0.1	0.1	0%
Total gross written premiums	$88.8	$111.5	(20)%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one quarter lag.

New business production as measured by present value of gross written premiums (PVP), a non-GAAP financial measure, totaled $125.3 million in the second quarter of 2007 compared to $148.4 million in the second quarter of 2006, a decrease of 16%, which was largely due to a 57% decline in PVP in the financial guaranty reinsurance segment.  The financial guaranty direct segment generated $104.0 million of PVP in the second quarter of 2007 compared to $98.8 million in the second quarter of 2006, a 5% increase.   The increase in the financial guaranty direct segment reflects strong growth in U.S. structured finance PVP and record PVP in U.S. public finance, partially offset by a 45% decline in international PVP compared to the prior year, which included large utility transactions.  As previously noted, financial guaranty reinsurance segment PVP in the second quarter of 2007 declined 57% to $21.3 million, reflecting lower treaty PVP due to a quota share treaty cancellation that took effect in the fourth quarter of 2006 and a decline in PVP from deals with PVP of greater than $1 million.

Gross par written in the quarter totaled $13.3 billion, a decline of 13% from $15.3 billion in the second quarter of 2006.  This decrease was driven by lower par written in the U.S. structured finance and international markets in our financial guaranty direct segment reflecting a change in asset mix.  The average credit rating of gross par written during the quarter was AA, of which 54% was rated AAA.  At June 30, 2007, consolidated net par outstanding totaled $143.2 billion with an average credit rating of AA-.

Income Statement Highlights:

Net Earned Premiums by Segment(1)
($ in millions)

	2Q-07	2Q-06	% Change
Financial guaranty direct	$28.3	$21.2	33%
Financial guaranty reinsurance	23.7	23.1	3%
Mortgage guaranty	2.3	3.7	(38)%
Total financial guaranty	$54.2	$48.2	12%
Other	—	—	—
Total	$54.2	$48.2	12%

(1) Some amounts may not add due to rounding.

Net earned premiums in the second quarter of 2007 were $54.2 million compared to $48.2 million in the second quarter of 2006, an increase of 12% that was largely due to the 33% growth in financial guaranty direct net earned premiums.  Financial guaranty direct net earned premiums grew from $21.2 million in the second quarter of 2006 to $28.3 million in the second quarter of 2007 due to the 53% increase in net par outstanding in this segment since June 30, 2006.  Financial guaranty reinsurance net earned premiums were $23.7 million in the second quarter of 2007 compared to $23.1 million in the second quarter of 2006, an increase of 3% due to higher net premiums earned from municipal refundings.  Net premiums earned from municipal refundings were $6.4 million ($0.05 per diluted share) in the second quarter of 2007 compared to $1.7 million ($0.01 per diluted share) in the prior year period.  Financial guaranty reinsurance net earned premiums excluding refundings declined 19% due to the run-off of certain quota share treaties that were not renewed in 2004 and 2006.  Second quarter 2007 mortgage guaranty net earned premiums were $2.3 million compared to $3.7 million in the second quarter of 2006, reflecting the reduction of in-force business in this segment.

Expense Analysis(1)
($ in millions)

	2Q-07	2Q-06	% Change
Loss and loss adjustment expenses:
Financial guaranty direct	$1.7	$(2.5)	NM
Financial guaranty reinsurance	(11.0)	5.7	NM
Mortgage guaranty	0.1	0.4	(75)%
Total financial guaranty loss and loss adjustment expenses	$(9.1)	$3.6	NM
Other segment	—	(10.1)	NM
Total loss and loss adjustment expenses	(9.1)	(6.5)	40%
Profit commission expense	0.9	1.7	(47)%
Acquisition costs	10.9	11.3	(4)%
Other operating expenses	18.8	15.6	21%
Interest and related expenses	6.5	4.1	59%
Total expenses	$28.0	$26.2	7%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

Assured’s total expenses in the second quarter of 2007 were $28.0 million compared to $26.2 million in the second quarter of 2006, an increase of 7%.  The Company’s second quarter 2007 consolidated loss and loss adjustment expense benefit was $9.1 million, an increase of $2.6 million compared to the prior year.  The loss and loss adjustment expense benefit in the quarter was principally due to a portfolio reserve release in the financial guaranty reinsurance segment related to a European infrastructure transaction.  In the second quarter of 2006, the Company’s net loss and loss adjustment expense benefit totaled $6.5 million and included a $10.1 million loss recovery in our other segment.  The increase in Assured’s second quarter 2007 other operating expenses compared to the second quarter of 2006 resulted from higher compensation expenses that were largely due to increased headcount as well as higher expenses for restricted stock and stock option awards, including higher expenses due to the accelerated recognition of awards made to retirement eligible employees.  The increase in interest and related expenses over the second quarter of 2006 reflects interest costs that resulted from the Company’s December 2006 issuance of $150 million in Enhanced Junior Subordinated Debentures.

Balance Sheet Highlights:

Assured’s consolidated total assets were $2,972.5 million at June 30, 2007, up 1% from December 31, 2006.  Total invested assets were $2,485.8 million at June 30, 2007, up 1% from $2,465.1 million at December 31, 2006, and had an average credit rating of AAA and a duration of 4.6 years.

Shareholders’ Equity Highlights(1):
(amounts in millions except per share data)

	As of
	June 30, 2007	December 31, 2006
Book value	$1,694.8	$1,650.8
Plus: Net unearned premium reserve, after tax(2)	593.1	557.0
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	474.9	453.1
Less: Deferred acquisition costs (DAC), after tax	197.5	191.1
Adjusted book value	$2,565.3	$2,469.8

Shares outstanding at the end of period (in millions)	67.8	67.5

Book value per share outstanding:
Book value	$24.98	$24.44
Plus: Net unearned premium reserve, after tax(2)	8.74	8.25
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	7.00	6.71
Less: DAC, after tax	2.91	2.83
Adjusted book value	$37.82	$36.57

(1) Some amounts may not add due to rounding.

(2) Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(3) Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one quarter lag

As of June 30, 2007, Assured’s book value per share was $24.98 compared to $24.44 at year-end 2006, a 2% increase.  The growth in book value per share reflects year-to-date net income of $71.8 million that was partially offset by a $32.9 million decrease in accumulated other comprehensive income due to unrealized losses in the Company’s invested assets, which have an average rating of AAA, resulting from the increase in market interest rates over the period.  The Company’s investment portfolio does not include any collateralized debt obligations.  As of June 30, 2007, adjusted book value per share, a non-GAAP financial measure, was $37.82, compared to $36.57 at year-end 2006, a 3% increase.  The growth in adjusted book value per share is primarily due to a 6% increase in the net unearned premium reserve, after tax, and a 4% increase in the net present value of estimated future installment premiums in-force, after tax, since year-end 2006.

Dividend: Earlier today, Assured’s Board of Directors declared a regular quarterly dividend of U.S. $0.04 per common share.  The dividend is payable on September 10, 2007 to shareholders of record at the close of business on August 23, 2007.

Investor Conference Call:  Assured will host a conference call for investors at 8:00 a.m. ET (9:00 a.m. AT) on Friday, August 10, 2007.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at www.assuredguaranty.com or by dialing 866-510-0676 (in the U.S.) or 617-597-5361 (International), passcode 20367471.  A replay of the call will be available through September 10, 2007.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 60786836.

Please refer to Assured’s Second Quarter 2007 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  Management believes that operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s insurance business.  Net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, plus the net present value of estimated future installment premiums in force, less future ceding commissions, after tax discounted at 6%, less deferred acquisition costs, after tax.  Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our in-force book of business, net of reinsurance and discounted at 6%.  Management believes that net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums.

Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors.  There is no comparable GAAP financial measure.

Present value of gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on contracts written in the current period, discounted at 6% per year.   Management believes that PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force, and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements*

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in millions)
Revenues
Gross written premiums	$88.8	$111.5	$161.4	$166.9
Net written premiums	84.9	110.3	153.3	161.1
Net earned premiums	54.2	48.2	108.1	96.2
Net investment income	30.9	27.3	62.3	53.5
Total revenues	$85.1	$75.5	$170.4	$149.7

Expenses
Loss and loss adjustment expenses	(9.1)	(6.5)	(13.8)	(6.9)
Profit commission expense	0.9	1.7	2.5	3.0
Acquisition costs	10.9	11.3	21.7	22.1
Other operating expenses	18.8	15.6	39.5	32.8
Interest and related expenses	6.5	4.1	13.1	8.0
Total expenses	$28.0	$26.2	$63.0	$59.0

Income before provision for income taxes	57.1	49.3	107.4	90.7

Total provision for income taxes	10.4	8.3	14.6	14.0

Operating income **	$46.7	$41.0	$92.8	$76.7

After-tax realized losses on investments	(1.3)	(0.8)	(1.5)	(1.4)
After-tax unrealized (losses) gains on derivatives	(12.7)	4.3	(19.6)	4.2
Net income	$32.8	$44.5	$71.8	$79.4

*                 Some amounts may not add due to rounding.

**          Net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivatives.

Assured Guaranty Ltd.

Consolidated Balance Sheets*

	As of:
	June 30,	December 31,
	2007	2006
	(dollars in millions)
Assets
Fixed maturity securities, at fair value	$2,422.6	$2,331.1
Short-term investments, at cost which approximates fair value	63.2	134.1
Total investments	2,485.8	2,465.1

Cash and cash equivalents	23.7	4.8
Accrued investment income	25.8	24.2
Deferred acquisition costs	224.8	217.0
Prepaid reinsurance premiums	11.0	7.5
Reinsurance recoverable on ceded losses	10.4	10.9
Premiums receivable	38.7	41.6
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	37.2	52.6
Other assets	29.7	26.2
Total assets	$2,972.5	$2,935.3

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$693.4	$644.5
Reserves for losses and loss adjustment expenses	108.8	120.6
Profit commissions payable	17.9	36.0
Reinsurance balances payable	2.8	7.2
Current income taxes payable	—	7.2
Deferred income taxes	17.5	39.9
Funds held by Company under reinsurance contracts	25.0	21.4
Unrealized losses on derivative financial instruments	18.2	6.7
Senior notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.7	149.7
Liability for tax basis step-up adjustment	10.5	15.0
Other liabilities	36.5	39.0
Total liabilities	1,277.7	1,284.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	719.3	711.3
Retained earnings	965.8	896.9
Accumulated other comprehensive income	9.0	41.9
Total shareholders’ equity	1,694.8	1,650.8
Total liabilities and shareholders’ equity	$2,972.5	$2,935.3

*                 Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding ratings improvement and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com